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On February 29, 2024, Norfolk Southern’s CEO Alan Shaw participated in a conversation with Chris Clark, President and CEO of the Georgia Chamber of Commerce, at the Southeast Association of Rail Shippers in Atlanta, Georgia. A video of the conversation, or portions thereof, is embedded and referenced in certain communications made available on Norfolk Southern’s website, employee portal, and certain social media platforms beginning on March 4, 2024 and the Company may in the future use the same or substantially similar communications from time to time.

The following is a transcript of the conversation:

Chris Clark

Thanks for having me this morning. And Alan, thanks for having this conversation with me. For those of you that don’t know that Georgia Chamber is a 110 year old organization, we know a little bit about railroads.

My previous chairman was Ben Tarbutton, President and CEO of Sandersville Railroad. My current vice chair is Ed Elkins, who works for you guys. And Craig Camuso with CSX in the back has been a great member of the Georgia Chamber and a leader with us for a long time.

So I’m excited to be with you and welcome you to Atlanta and to this conference. And thank you for all what you do for the economy and the state of Georgia. And happy to have this conversation with Georgia’s newest corporate citizen here.

Alan, thank you for being with us. And thanks for what you guys do in Atlanta and the new headquarters. I look out of my office every day and I see your office right down the street. So it’s great to spend a little time with you. Here’s how I’d like to handle this conversation this morning. Let’s talk about the past.

Alan Shaw

Okay.

Chris Clark

Let’s talk about the present. But then let’s focus more on the future, if we can. So is that fair?

Alan Shaw

Happy to.

Chris Clark

Okay.

Alan Shaw

Your show.

Chris Clark

My show. Alright. Well, let’s – let’s start off talking about the past a little bit. 2023. Your staff just said it was a watershed year. That’s a – that’s a great term to use here.

Share with us a little bit about what you and your team learned, the journey that you were on through 2023, what you’re proud of as you’ve come out of and what those kind of key lessons have been.

Alan Shaw

Yeah, you know, in 2023 we started implementing that new strategic vision for Norfolk Southern, which is a better way. It’s a better way for NS, it’s a better way in the rail industry. And it was a pivot from that near-term quarterly grind on just OR, where OR was the only focus. And it’s one where it’s a – it’s a balanced approach.

And it’s a balanced approach to drive long-term value for our customers, our employees, our shareholders and the communities we serve by balancing safe and reliable service, continuous productivity improvement and smart growth.

We started rolling that out. We faced a crisis with East Palestine and a crisis tests your resolve, and it reveals your character. We overcame a lot in 2023, and I’m really proud of how Norfolk Southern navigated this. We said we were going to make a safe railroad even safer.

And I looked outside of the industry and I looked for inspiration, and I hired a former admiral who used to run the Navy nuclear propulsion system. And I asked him to put together a team of folks with Navy nuke experience, reporting directly to me as an independent consultant to help us enhance safety.

We invested in technology to enhance safety in a partnership with the Georgia Tech Research Institute, we set up a next generation machine visioning train inspection portal that captures potential safety defects on a train as it passes through it that the human eye would never catch.

And we enhanced our safety culture and as a result, we delivered results. We delivered industry-leading improvements, and our train accident rate is down 42% last year.

And our – our mainline accidents were the lowest they’ve been since 1999.

Chris Clark

Wow.

Alan Shaw

Yeah. We’re coming off of a pretty difficult labor negotiation as we entered 2023, and it was my goal to really engage with our workforce.

And we were the first railroad to offer paid sick leave to all of our employees. And I’m proud of that. And you can feel that cultural change when you go out into the field. And labor right now, my craft colleagues, are very interested in helping us drive improved service and improved productivity and growth.

And we also reorganized our marketing department because we want to grow and we know that the touchpoints that we have with our customers and our short line partners – we’re really proud to serve more short lines than any other railroad in North America.

So, we did the smart thing and we hired somebody from a short line – Chief Marketing Officer. We set up a first mile, last mile division within our marketing group to work with our customers and our short lines on improving productivity and looking at growth opportunities. And so we really set the stage in 2023 for great things going forward.

Chris Clark

So let’s talk about a couple of pieces that you mentioned in there, just to give you an opportunity to go a little bit deeper there. This change that you’ve undertaken at NS has been kind of called into question, there’s folks who have some dramatically different views about how to run a railroad. Tell us a little bit about why you chose this strategy.

What were you looking at long term that said this is the path we need to go?

Alan Shaw

I’m a finance guy. The math has to work for me. And I’m looking at the rail industry and I’m looking at an industry that is less expensive than truck, safer than truck, offers more capacity than truck, offers a sustainability advantage relative to truck.

But guess what? It doesn’t grow. And why doesn’t the rail industry grow relative to truck? Rails have historically underinvested in service and as a result, when they – whenever there’s an economic upturn – and there always is – rails never have the number of resources that we need.

And so we would offer a lousy service product every 2 to 3 years and we’d miss all kinds of revenue upside, which would have provided a lot of value to our bottom line and our shareholders. So we charted a new course where it’s more of a balance of investing in service, investing in productivity and investing in growth.

And we’re confident that we can grow with that. We have a phenomenal franchise. You look at our franchise, we serve over 60% of the U.S. population. We serve over 50% of the manufacturing in the United States. We serve over half the U.S. light vehicle production, and we serve more short lines than anybody else. So we’ve got a very unique franchise that faces the fastest growing segments of the U.S. economy.

And our strategy is designed to leverage that by bringing value to our customers and our shareholders.

Chris Clark

We know and as a one off, I can see that here in Georgia. 25 years ago when I was doing economic development, we would call the railroad to come in and talk to a prospect or a company. We didn’t get much. It was, here’s a – here you go, good luck. This is what we’ve got.

But today you guys are engaged with the Georgia allies. You’re engaged with us on economic development. You’re reaching out to existing industries. So we’ve seen that change here locally, and we appreciate that. The other thing that you mentioned in this new strategy has been the safety component.

Alan Shaw

Yes.

Chris Clark

So let’s – let’s talk about that. You’ve had a lot of public forums listening to folks about this. I know you recently had our governor, Brian Kemp, out to your railroad yard here to talk about how you work better with first responders. Talk about that safety journey and obviously how last year impacted that and what that looks like moving forward.

Alan Shaw

Yeah, we – we accelerated our safety investments when I became CEO of Norfolk Southern in mid 2022. And then certainly in the aftermath of East Palestine we looked for additional opportunities. I’ve got a lot of respect for the priority that Governor Kemp and First Lady Marty Kemp place on safety, and we were fortunate to host the Governor and Marty Kemp at one of our safety training trains in Inman with first responders and, you know, first responders are heroes.

They’re the ones who dedicate their entire careers to protecting the communities in which we live. And so Norfolk Southern understands the role that we play in – in driving the economy and the communities that we serve. We take safety very, very seriously. And so we’ve invested in safety. And as I noted earlier, we’re delivering results. You know, our mainline accidents, the lowest they’ve been in almost 25 years.

And we can get better. Right? That is the point. There’s no endpoint in safety. Right? You’re always looking for opportunities to get better. So you always need to invest and you need to be extremely diligent in it. And to start the year in 2023, my Chief Operating Officer held a series of town halls across the system with our operations leadership, and I went with him on a couple of those.

And his – his key theme there – and this was January of 23 – was everything starts with safety. That’s how we approach things.

Chris Clark

That’s awesome. Alright. So we talked about the past. Let’s transition and talk about the present for – for just a minute. Let’s talk about the elephant in the room. You guys are the target of an activist shareholder who wants to bring in new people, wants to bring in new operations strategy. STB Chair Marty Oberman is speaking a little bit later today.

He said, quoted, that he “believes that that could be harmful to the progress that NS and rail in general have made in the last year.” And I think anybody that knows you knows that you’re a fighter, you’re fighting back against this. Tell the shippers in the room what they need to know about where you are in this – this particular journey and what that means for them over the long term.

Alan Shaw

I am fighting. I’m fighting for what’s right. And I’m fighting for the industry. And frankly, I did that all last year. I think when we talk about where we are right now, let’s rewind to where we were about this time last year in the aftermath of East Palestine. You know, the rail industry had just come off a very protracted and contentious labor negotiation.

And so we had to repair our relationship with our craft colleagues who work 24 seven 365 in really difficult conditions. We had East Palestine, and I went through four Senate hearings – two state, two federal – in the span of about six weeks. And we had immense scrutiny by our safety regulator, the Federal Railroad Administration, who called for a safety audit on Norfolk Southern.

The NTSB is still doing a report. And Secretary of Transportation Buttigieg was asked on broadcast TV if he should shut down Norfolk Southern. That’s the position we were in. And we navigated that. That’s what good leadership teams do. We got Norfolk Southern through that. We protected the Norfolk Southern franchise. We protected our shareholders, and we protected the rail industry.

By the way, we reacted to this thing. And we enhanced safety, and we improved our relationships with our craft colleagues. We enhanced service. By the end of the year, our service and our intermodal franchise was the best it had been in over 3 years. If you take out COVID, it’s the best it had been since 2016. And we started to grow.

So in the backdrop of navigating these immense, complex corporate crisis, we delivered on safety, we delivered on service, we delivered on growth, all the while protecting the NS franchise, the industry and – and our shareholders.

And so now we’re in a position where we can really start to focus on that continuous productivity improvement. I believe that our fran – our strategy is the right way forward in the rail industry. Now it’s a choice. Do we want to go back 10, 15 years where it’s just a grind on next quarter’s operating ratio, or is it one in which we say there’s a lot of growth prospects out here if we work closely with our customers, with our craft colleagues, with our regulators, and grow?

Now we’ve got to get our margin profile right. You know, and so our strategy is about delivering top tier EPS and revenue growth with industry competitive margins. Ultimately, shareholders want companies that can grow, right? And that’s what we’re delivering.

Chris Clark

And the top message here to the shippers is business as usual. You’re plowing ahead, continuous improvement.

Alan Shaw

Yeah, that’s exactly right. You know, we’re focused on delivering on this strategy. We’ve gotten great support from the shipper community – customer community throughout this. We’ve gotten great support from other railroads throughout this and from regulators and from – from our craft colleagues. And think about what kind of odd coalition that is. When you can pull together customers and regulators and labor right on the heels of a really difficult labor negotiation.

And when this time last year, regulators were being asked if they should shut us down. That tells you that we’re doing the right things. That tells you that we protect the NS franchise, that tells you that we protected our shareholders and the industry. And we’ve got a great path going forward.

Chris Clark

So – so you’ve laid the foundation over the last couple of years. You’ve had the new direction. So now let’s switch gears. Let’s talk about what that future looks like. So my favorite topic, obviously, when we’re out of a political season is to talk about economic growth. Let me just – I want to share a couple of statistics in Georgia and then get your kind of take on a little bit more of the macro level.

When we look at our state right now, we’ve got our ports of Savannah and Brunswick that are growing exponentially. They’re going to go from 6 million TEUs to 20 million by 2050. Our rail system in Georgia right now is about 190 million tons of freight annually. That’s going to double by 2050. Our total freight tonnage in Georgia is going to double – or is going to increase 91% by 2050.

And our exports this year topped out over 200 billion. And so we’re seeing incredible growth from all the logistics components of where we’re located. Our peers are seeing, but maybe not the same level of growth. I’m still pretty competitive, but growth nonetheless. So talk to me about your thoughts on kind of the macro economic environment that you’re in right now for the future as you look out the next 5, 10 years.

Alan Shaw

You know, the macro environment and our footprint in the Southeast area that’s represented by SEARS is one of the reasons that we have the confidence to lay out this strategy and break away from the herd. You know, if you take a look at kind of some of the macro drivers that are driving business towards rail, think about e-commerce, right?

And the proliferation of e-commerce. And yet everyone thinks – appropriately so – of e-commerce as that UPS or that FedEx van or Amazon vans snaking through your neighborhood. But most people don’t realize how rail intensive e-commerce is. It’s 4 times more rail intensive than traditional brick and mortar. So that package that’s being delivered to your front door probably moved on a Norfolk Southern train from Chicago to Atlanta.

So that – that’s a growth opportunity for us. I talked a little bit earlier about sustainability. That’s becoming more and more important to our customers. Rail is 4 to 7 times more sustainable than truck, you know, and you think about onshoring, right. You know, and you mentioned this earlier, right? It’s people are – are building factories and facilities in the United States because of access to talented labor, because of a logistics infrastructure that’s already in place and because of cheap and reliable energy. Right?

And then you overlay that with our footprint. 8 of the top 10 states for doing business are just represented by SEARS and they’re in our region. Of course, Georgia is number one.

Chris Clark

That’s right. Ten years in a row.

Alan Shaw

I think you already knew that.

Chris Clark

I did know that – got a tattoo. Pretty proud of that. So when I look at those numbers, though, Alan, just last year alone, and we were with the Governor yesterday celebrating 50 years of film and some other economic numbers, and just look at the – so ag growth last year alone in Georgia from economic standpoint was 39%. We had a manufacturing growth of 112%, auto growth – auto industry growth 324%, pulp chemical grew exponentially.

So all of those are critical areas for you. All of those use it. So those big commodity groups. Tell me what your view is there, what that looks like, challenges, opportunities for the rail industry.

Alan Shaw

Yeah. I think there’s a lot of upside here, right? Particularly in the Southeast. I firmly believe we’re in a manufacturing supercycle. And broadly speaking, around the globe, there’s about $650 billion in factory builds last year, but $200 billion of that was in the United States. And a lot of that is in the Southeast. Right? And we talk about, and you see it, we talk about the battery belt, right, which reaches from Michigan and Indiana through Tennessee and Alabama and into Georgia.

And we, in Georgia, we’ve got a fantastic governor who’s out there driving growth and driving new business into our region. Just last year, we had 62 customers invest $3.1 billion on our lines to expand. And in the last 10 years, in the region represented by SEARS, the folks in this audience, that total is $19.5 billion.

It’s a great opportunity. And the Southeast is the fastest growing region in the U.S., right? It grew by 1.3 million people last year alone, and the wealth in the Southeast grew by $100 billion. So we’re right in the middle of that. I know that my team has been working with your team and the Governor on bringing more projects, more economic development into – into the region, and we’re a big part of that.

Chris Clark

You really are. And it is remarkable when you look at, particularly the battery belt component, everything from the solar panels to the – we were with our friends from Hyundai this last week. The first Georgia made electric vehicle rolled off the line at Kia three weeks ago. They’re transitioning their product. And what’s interesting is we talked to projects. It used to be that rail was just a certain sector that wanted rail, right?

You know, it had to be a commodity or really large. Now, almost every company we’re talking to wants to know: where’s my access? And you’re seeing a lot more growth. And I know you guys have been engaged in the inland ports development in Georgia too. Do you want to speak to that at all?

Alan Shaw

Yeah. You know Griff Lynch has done a great job of developing Georgia’s GPA and that’s a big growth component for us. And so we’ve invested – we’re investing in the inland port, we’re investing in facilities here in Atlanta. One of our – our most dense and largest intermodal lanes is Savannah to Atlanta. Right. And that’s so we can compete even at short haul business with a good service product.

And it’s because of those things that you talked about is why we’re investing through the economic cycle, in service and in growth, because we know it’s there. And we know that that drives value for our customers, our employees and our shareholders and the communities we serve.

Chris Clark

So talk about driving value. You mentioned this a moment ago, but I do want to go back to it. Let’s talk about sustainability for a minute. I had a manufacturer here in Georgia the other day who is not on a rail line but said, listen, in order to meet our emissions goals, this is the best path for us.

Heavy industry. So they’re looking at short line, they’re looking at inland ports, looking at projects. They’re – talk about how you’re helping a lot of the customers in this room meet those emissions targets and programs.

Alan Shaw

You take a look at Norfolk Southern’s network. You know, we estimate that every year we remove 15 million tons of carbon from the air by shifting stuff from – from truck to high – to rail. And then that also removes about 10 billion truck miles a year. So think about the congestion issue as well, right?

Chris Clark

I do. Often.

Alan Shaw

So what we do is we provide solutions to markets. Rails don’t dictate markets. Rails anticipate where markets are headed and rail provides solutions. And there’s about 4 or 5 years ago where customers really started talking to us about the importance of sustainability. And we’re, as I noted before, we’re 4 to 7 times more carbon friendly than – than truck.

And so with 25 to 30% of our customers already announcing carbon reduction goals, we’re a big component of reducing their scope three emissions. And of course they want transparency with that as well, Chris. And so we’ve put a carbon calculator out on our website that’s next level that lets them estimate the carbon savings associated with shifting from truck to Norfolk Southern from any number of origins and destinations depending upon the equipment type and depending on the commodity.

And for folks who ship with Norfolk Southern, we’re able to give them a report that shows truck miles saved, carbon tons saved by shipping on Norfolk sailor. So we’re part of the solution here.

Chris Clark

So growing part of the portfolio and the strategy of your new strategy is hitting those sustainability targets and helping your customers do that.

Alan Shaw

Yeah, and what’s remarkable is I see it in just about every market we serve, right? Whether it’s auto or energy or manufacturing or aggregates, every single one of those market groups or consumer goods is very, very interested in sustainability.

Chris Clark

It’s interesting, we had our first sustainability summit here in Atlanta a few months ago, and even those companies that maybe aren’t going for those emissions reductions, smaller companies, there’s a stewardship aspect to just taking care of what – what was what God created and what we’re supposed to do and doing the right thing for business. And so thank you guys for – for being part of that solution.

I want to talk a minute about the long term here, the future. If you look at, I think what makes successful CEOs, is that they’re able to look deep into the future, have a great vision, but also spend their times in the weeds to make sure that they’re implementing that strategy. That’s where you spend your time.

We couldn’t have a conversation, I don’t think, about the future in any forum today without talking about A.I. And when I think about railroads, that’s not necessarily the industry I think about that’s really leaning on A.I. in any way, right? There’s a little more nostalgia, but you guys are doing some very innovative things to think about how you leverage AI in the future.

So will you share with us a little bit how you view that?

Alan Shaw

Yeah, absolutely. Yeah. You take a look at a Norfolk Southern locomotive. It’s got more sensors on it than a Tesla.

Chris Clark

Okay.

Alan Shaw

One of the – you mentioned us moving to Atlanta, our headquarters, from – from Virginia. One of the reasons we moved down here is so that we would have access to that rich, diverse, technology savvy workforce that’s – that’s here in this area. Right? And, you know, we partnered with the Georgia Tech Research Institute. Let me talk a little bit more about that train inspection port.

We got one up in Pennsylvania and the next one’s going up in Georgia. It’s got 38 cameras on it that were used – that are used by the Department of Defense to monitor rocket launches. So train goes through. It’s basically a big shed, 38 cameras, train goes through at track speed. It takes a thousand pictures, Chris, of every single car.

And then it immediately uses artificial intelligence to look for potential safety defects that I know one of our crew members in Chicago at 2 AM on some night in February, wouldn’t catch. And so that’s helping us advance safety as well.

Chris Clark

So wait a minute. So I want to go see this shed when it’s ready.

Alan Shaw

Happy to take you there.

Chris Clark

So this thing is it slowing down to go through or are you saying it’s going through.

Alan Shaw

Track speed.

Chris Clark

Full speed. And then you’re getting that data real time? Does it go to the NOC downtown?

Alan Shaw

If there’s an issue, it goes through the network operations center. But the algorithms and AI immediately look for potential safety defects. Each car, thousand pictures a car.

Chris Clark

Holy cow. And that’s on top of the sensors that are already in the train and everything that you’re doing?

Alan Shaw

Yeah. You know, we – we led the industry with Rail Pulse, which is putting sensors on all – hopefully at some point – all rail cars that can provide information on and visibility on location of shipments, whether it’s loaded or empty, and potentially to look at for safety issues as well.

So we’re really forward-leaning at Norfolk Southern on technology and using it to enhance safety and productivity and growth.

Chris Clark

I mean I think that’s part of the story that doesn’t get told about railroads. Right? I mean, we hear other industries, you hear the automotive industry making their transition. I think that’s a story we can all help tell a little bit better with what you’re doing.

Alright. Let’s – let’s keep looking in the future a little bit. So we’ve talked about AI – I’d love just your perspective. You’re taking a new strategy to how to run a railroad. What’s the path look like for the next 10 years for the rail industry and particularly for Norfolk Southern?

Alan Shaw

You know, I think there’s a lot of opportunity. Go back. Let’s go, again, let’s go back 10 years ago, 15 years ago. About 12 years ago, 35% of our revenue came from coal. And more than that in terms of profits. And so we’ve had a just a phenomenal transition on our top line. And we’ve done it by facing the markets and going to where the markets are headed.

And markets are heading to a more consumer-oriented, truck competitive service product. And that’s what we’re delivering. And we do that in the East, right, where population centers are about 800 miles apart. Right. There’s a lot of business that can transfer back and forth on a daily basis between truck and rail.

Now, everyone in this – every customer in this room wants to ship rail every single day. And really it comes down to whether or not rail is giving the customer a good service product. And that’s not only the physical delivery of the goods, but it’s also layering on top a best-in-class, consumer-oriented customer experience. Because that’s what we’re used to in our daily lives. You know, we are a B2B company, but our customers are used to a B2C experience.

So that’s what we’re investing in. And certainly you can see that in intermodal, but it also happens in the merchandise network as well. Right? A boxcar or gondola or a multilevel, there’s a lot of opportunity to pull trucks off the highway and that’s – that’s why we’re taking a balanced approach to service, productivity and growth to drive long term shareholder value.

Chris Clark

Yeah, it’s you know, we – we’ve moved to this curbification economy where we expect everything to be delivered to my front door. Every time I come home, there’s a new package there.

A lot of people in the industry are talking about these micro or neighborhood distribution centers that are going to kind of change some real estate, particularly in the suburbs and some other areas.

But rail is going to play, to your point, a critical part. That’s the last mile piece. But you guys are the ones moving it everywhere in between. So does that mean that you have new partnerships and relationships going forward, too, when you see the kind of the democratization of – of distribution?

Alan Shaw

Yeah, absolutely. We – we have to recognize that we operate in a supply chain ecosystem. And that end-to-end solution, right, which very well could include another railroad, can include a short line, could include truck for first mile, has to be competitive. Right. It doesn’t work to just throw costs over the fence at your partner.

Right. You got to invest in those – those touchpoints, which is one of the reasons we set up that first mile last mile component in marketing to help us with that touchpoint with our customers and our short line partners.

Chris Clark

One other question. I’ll see if there’s anything from the audience. You guys have a unique facility here to train your workers. Workforce development is such a critical issue for everyone. Can you just talk a little bit about your philosophy about how you grow your workforce and keep them over the long term? Because I’m finding companies now are really struggling with how to engage with the next generation of worker, how to train them, get the skills that they need, a lot of them are relying on colleges or technical colleges or third parties.

You guys are kind of – you’re doing it yourself, right? So talk a little bit about that.

Alan Shaw

Yeah, we’ve got a world class training facility slightly south of here in McDonough, Georgia, where every single new craft colleague gets trained down there. And we offer a phenomenal training program. So, you know what we’re looking for are people with a great work ethic, people who are innovative, people who want to serve. And we’ll train them. And I was I was down there just two weeks ago with the Administrator of the FRA, Amit Bose.

We’re the first railroad and the only railroad to work with labor to join the confidential close call reporting system. And we took Amit Bose down there, gave him a tour and – and it’s great to see the trainees down there. Right. They’re really excited about embarking on their career at Norfolk Southern. We want to be the gold standard of safety in the rail industry.

We’re on the pathway to do that and part of that is an enhanced training program.

Chris Clark

That’s awesome. We don’t have a countdown clock up here, but I think we got about 5 minutes left here. So you okay if we have any audience questions?

Alan Shaw

I’m sure Tony has one.

Chris Clark

Yes. If you’ll just speak loudly so everybody can hear. I don’t think we have a mic. We have a mic. We’ve got mics coming. So hang on. I could, but he’s bringing a mic and he’s telling me to wait. So I do what I’m told. Down here. There you go. You guys use such acronyms. I’m afraid I would mess up the question.

Q – Tony Hatch

I agree, Alan, that you are fighting for something bigger than just NS, that this issue with the activist investor is existential, I think for the future of the industry. You have created a coalition that I’ve never heard of before, getting labor to reach out. Have other railroads that – do they think the same way I do, that this is in their interest as well? And have they reached out to you?

And then secondarily, how do you translate that impressive coalition that you’re still building into shareholder votes? Because ultimately that’s what matters. So are they paying attention to the to the fact that labor has never before supported management in anything like this, that kind of thing?

Alan Shaw

Yeah. You know, I can’t speak for other railroads, but what I can tell you is that when this became public, we were overwhelmed by the outpouring of support from other folks in the supply chain ecosystem, from labor, from regulators and from customers. They all see the same thing, right? They want to – they want to move the industry forward because they love this industry just like everybody who’s in this room does.

And they want to do the right thing and they want to invest in growth. They want to invest in growth at industry competitive margins. Right? That’s a part of it. We – we all – every single one of our companies is focused on efficiency, but they want to grow and they want a balanced approach instead of one approach that’s just let’s just keep cutting. Let’s keep cutting.

That doesn’t work. It really doesn’t work over the long term. That’s why rail hasn’t been able to grow. So I think there’s a lot of opportunity for us here. You know, labor has a big voice. Labor is important. Labor, labor – labor engagement is critical to safety. Labor engagement is critical to service and growth and productivity, and regulators have a – they have a voice as well.

And certainly customers do as well. They all impact the sustainability and the profitability of a franchise. I mean, you’ve got to pay attention to your customers, your employees and your shareholders in the communities that you serve. Right? And that’s – that’s that balance that good leadership teams navigate to drive positive results and long term shareholder value.

Chris Clark

Yeah, I think that the – the folks that ignore their talent do so at their own peril. And you guys are owning that. I mean, at the end of the day, companies can go anywhere in the world, but they’re going to go where they can get talent. That’s why you moved it here, as you said before. So that’s a great, great point.

Any other questions?

Q – Shanon Wiley

Good morning. Shanon Wiley, International Paper.

Alan Shaw

Hey, Shanon, good to see you again.

Q – Shanon Wiley

Good to see you. Hey, I wanted maybe you to comment on the three B area and just your immediate long term recovery plan.

Alan Shaw

So, Shanon, great question. Three B area is a segment of our network that’s in Alabama, and Alabama’s growing. Alabama is growing really quickly and we need to continue to invest in growth there. That – that’s why we’re implementing this strategy is that we are investing in growth. And so, yeah, we’ve got a capital program over the next couple of years to enhance the capacity on the three B in that area, because that’s where our customers are telling us growth is. It makes sense for us.

You know, we always look for business that we can be successful with and our customers can be successful with. But we see a lot of economic development in that area because of the confidence we’ve got in our franchise and in our strategy. We’re investing in growth there and investing in capacity improvements.

Chris Clark

And Governor Ivey just announced, I think, $350 million worth of new economic development incentives and location development to enhance that even further. And you guys are right there.

Alan Shaw

Yes, sir.

Chris Clark

Alright. It’s a bashful group this morning. They must all be hungover. I get it. Alright. Well, no longer prolong this. I know everybody wants to move along in the program today, So, Alan, thanks for being with us today.

Thanks for this conversation. We appreciate what you do. And we’re all praying and here for you as we move through this.

Alan Shaw

I enjoyed it. Chris, thanks.

Chris Clark

Thanks, guys.

Norfolk Southern
@nscorp

"I am fighting. I am fighting for what's right, and I am fighting for the industry."

CEO Alan Shaw recently spoke at the Southeast Association of Rail Shippers conference in Atlanta, sharing insight and affirming NS' commitment to our strategy with a balanced approach to safe service, productivity, and growth.

Watch the full conversation at bit.ly/3P7jwKx.

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Additional legal information can be found at bit.ly/4c16bwX.

ALAN SHAW
PRESIDENT & CEO · NORFOLK SOUTHERN
2:11

1:23 PM · Mar 4, 2024 · 167 Views

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Alan Shaw • Following
President and CEO at Norfolk Southern
5m •

The past, the present, and most importantly, the future of Norfolk Southern is what I had the privilege of talking about during my conversation with Chris Clark, CEO of the Georgia Chamber of Commerce, at the Southeast Association of Rail Shippers (SEARS) of Rail Shippers Spring Meeting in Atlanta.

The entire NS team is working together to enhance our safety culture, and we're stronger because of it. As a result, we delivered industry leading improvements, and our mainline accident rate was down 42% last year.

Our powerful franchise is built for growth, and we're delivering. We see immense opportunities in evolving market demands, driven by trends like e-commerce, manufacturing, and sustainability.

Watch our full conversation at https://lnkd.in/efyc59pB.

Play
2:23

Alan Shaw: “I’m fighting for what’s right… and the industry”

Pivoting from short-term focus to driving long-term value

On February 29, 2024, Norfolk Southern President and CEO Alan Shaw participated in a fireside chat with Chris Clark, President and CEO of the Georgia Chamber of Commerce, at the Southeast Association of Rail Shippers spring meeting in Atlanta, Georgia.

“Last year, we began implementing our new strategic vision, A Better Way. It’s a pivot from focusing only on short-term gains to driving long-term value for our customers, our employees, our shareholders, and the communities we serve. Our approach balances safe and reliable service, continuous productivity improvement and smart growth,” reflected Shaw after the event on his LinkedIn. “It’s all part of our vision as we chart A Better Way for Norfolk Southern and the rail industry. We’re building a stronger, more resilient future for rail transportation.”

Watch their full conversation:

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Important Additional Information and Where to Find It

The Company has filed a preliminary proxy statement on Schedule 14A containing a form of WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). The proxy statement is in preliminary form and Norfolk Southern intends to file and mail a definitive proxy statement (the “2024 Proxy Statement”) to shareholders of Norfolk Southern. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the preliminary proxy statement, 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the Company’s preliminary proxy statement for the 2024 Annual Meeting, filed with the SEC on February 26, 2024, and will be included in Norfolk Southern’s 2024 Proxy Statement, once available. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the preliminary proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Forward Looking Statements

Certain statements in these communications are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward- looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.